Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Herley Industries, Inc. on Form S-8 of our report dated October 14, 2004 (which expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets," in fiscal year 2002), appearing in the Annual Report on Form 10-K of Herley Industries, Inc. for the year ended August 1, 2004.

/s/ Deloitte & Touche LLP
Baltimore, Maryland
December 22, 2004